IV.       CODE OF ETHICS

A.	General

This Code of Ethics is predicated on the principle that KACALP owes a fiduciary duty to its clients. Accordingly, KACALP’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, KACALP employees must:

•	Place client interests ahead of KACALP’s interests – As a fiduciary, KACALP must serve in its clients’ best interests. In other words, employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with KACALP’s Code of Ethics – Employees must review and abide by KACALP’s Personal Securities Transactions and Insider Trading/Ethical Walls Policies. The Personal Securities Transactions Policy and the Insider Trading/Ethical Walls Policy are incorporated into the Code of Ethics by reference.

•	Avoid taking advantage of your position – Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence (or appear to influence) their decision-making or make them feel beholden to a person or firm.

Compliance with the provisions of this Code of Ethics is a basic condition of employment with KACALP. KACALP’s reputation for fair and honest dealing with its clients and the investment community in general is of paramount importance. Employees are urged to seek the advice of the CCO or GC for any questions as to the application of this Code of Ethics to their individual circumstances.

All employees deemed to be Access Persons are subject to these policies. A list of employees considered Access Persons is maintained by Compliance. For purposes of this policy, any reference to “employee(s)” means those employees who are Access Persons. Note, however, that the scope of persons subject to Section C (“Anti-Bribery Policy/Foreign Corrupt Practices Act Policy”) below is broader than Access Persons, as described therein.

Access Persons may not, in connection, with the purchase or sale of a security held or to be acquired by any fund client:

•	Employ any device, scheme, or artifice to defraud the fund;

•	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
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•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•	Engage in any manipulative practice with respect to the fund.

1.	Certification of Compliance

•	Initial Certification. KACALP provides all employees with a copy of the Regulatory Compliance Manual at the time of initial employment. KACALP requires all new employees to certify in writing that they have (i) received a copy of the Manual; (ii) read and understand all provisions of the Manual; and (iii) agreed to comply with the terms of Manual including the Code of Ethics (the “Code”).

•	Acknowledgement of Amendments. KACALP provides all employees with any material amendments to the Code. KACALP requires all employees to certify in writing they have received, read, and understood the amendments to the Code.

•	Annual Certification. Annually, all employees certify that they have read, understood, and complied with the Code of Ethics. The certification includes a representation that the employee has made all reports required by the Code and has not engaged in any prohibited conduct.

2.	Recordkeeping. Effective with the January 7, 2005 implementation date of rule 204A-1, KACALP maintains the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was deemed an Access Person. These records are kept for five years after an individual ceases to be an Access person of KACALP;

•	Holdings and transaction reports made pursuant to the Code;

•	A list of the names of persons who are currently, or within the past five years, were Access Persons;

•	A record of any decision and supporting reasons for approving acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted; and
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•	A record of any decisions that grant an Access person a waiver from or exception to the Code.

3.	Administration and Enforcement of the Code

•	Form ADV Disclosure. KACALP includes a description of its Code of Ethics in Form ADV, Part 2A, and provides a copy of this Code to any client or prospective client upon request.

•	Training and Education. The CCO periodically conducts training regarding the Code of Ethics. Employees are required to attend training sessions and/or read all applicable materials.

•	Annual Review. The CCO, at least annually, reviews the adequacy of the Code and the effectiveness of its implementation.

•	Reporting Violations. KACALP requires all employees to promptly report any apparent or suspected violations, in addition to actual or known violations of the Code of Ethics to the CCO or GC. Reports are treated confidentially to the extent permitted by law, and investigated promptly and appropriately. Reports may be submitted anonymously.

•	Types of Reporting. Employees should report the following types of violation: non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

•	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes an additional independent violation of the Code.

4.	Sanctions. Any violation of the Code by an employee can result in sanctions as deemed appropriate by Senior Management. Sanctions can include but are not limited to a letter of reprimand, disgorging of any profits made, temporary or permanent suspension of trading for any employee or related accounts, monetary fines or suspension or termination of employment.

5.	Waivers to Policy. Upon written request to Compliance, Compliance may waive any non- regulatory imposed constraint for sufficient business reasons. Waivers and supporting rationale will be maintained by the CCO.

Please direct any questions concerning the Code of Ethics to the CCO or GC.

B.	Officers, Trustees or Directors of Outside Organizations

Employees are prohibited from engaging in outside business activities without written

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approval from his/her direct supervisor and KACALP’s GC or CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if all conflict of interest issues can be satisfactorily resolved and all necessary disclosures are made on Part 2A of Form ADV. Such approval, if granted, may be subject to restrictions or qualification and is revocable at any time. Examples of activities requiring prior written approval include:

•	Full- or part-time service as an officer, director, partner, manager, consultant, trustee, advisory board member, or employee of another business organization (including acting as a director of a publicly traded company)
•	Service on a creditors committee for a business
•	Any agreement to be employed or to accept directly or indirectly compensation in any form (such as a commission, salary, fee, bonus, contingent compensation, etc.)

No approval is required to serve as a director of a charitable or non-profit organization (unless it has a political purpose/mission); however, employees should notify the CCO if serving in such a capacity. Serving as a director of a KACALP private equity portfolio company requires approval from the head of the applicable investment team, but no GC or CCO approval.

Except with the approval of the GC or CCO, employees are not permitted to serve as an officer, director, partner, manager, consultant, trustee, advisory board member, or employee of a competitor of KACALP, other than a related party. This prohibition extends to having any substantial interest in or business relationship with such a competitor.

C.	Anti-Bribery Policy/Foreign Corrupt Practices Act Policy

1.	Introduction

KACALP is committed to conducting its business ethically and in compliance with all applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act (FCPA) and other laws that prohibit improper payments to obtain a business advantage. Private equity sponsors can also be held liable for violations of the FCPA by portfolio companies in which the sponsor has made an investment or otherwise has an ownership or controlling interest. Accordingly, where necessary and appropriate, KACALP will review portfolio companies’ compliance with the FCPA and will evaluate whether they have sufficient policies, procedures, training and controls in place to mitigate the risks of bribery and corruption in their businesses.

This document describes KACALP's policy prohibiting bribery and other improper payments in the conduct of KACALP's business operations and employee responsibilities for ensuring implementation of the policy. Questions about the policy or its applicability to particular circumstances should be directed to the CCO or GC.

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2.	Compliance with U.S. Foreign Corrupt Practices Act

The prohibition on bribery and other improper payments applies to all business activities, but is particularly important when dealing with government officials. The

U.S. Foreign Corrupt Practices Act and similar laws in other countries strictly prohibit improper payments to gain a business advantage and impose severe penalties for violations. The following summary is intended to provide personnel engaged in international activities a basic familiarity with applicable rules so that inadvertent violations can be avoided and potential issues recognized in time to be properly addressed.

3.	Overview of the FCPA

The FCPA is a criminal statute that prohibits improper payments to government officials to influence performance of their official duties. It makes it unlawful for any

U.S. company and its employees or agents to offer, promise, pay or authorize the payment of "anything of value" to any "foreign official" - a term that is very broadly defined - to help the company obtain or keep business or secure some other "improper business advantage." This prohibition applies whether the offer or payment is made directly or through another person.

In addition to prohibiting improper payments to foreign officials, the FCPA requires

U.S. companies and their controlled affiliates to keep accurate books and records of the transactions in which they engage and to maintain a system of internal controls that, among other things, can prevent "slush funds" and "off-the-books" accounts that might be used to facilitate or conceal questionable foreign payments. FCPA accounting requirements apply to all business activities, not just those involving foreign officials.

The penalties for violating the FCPA are severe. For a company, potential sanctions range from multi-million dollar fines and "disgorgement" of any business profits from an improper payment to loss of export privileges or eligibility to compete for U.S. government contracts. These sanctions are in addition to potential reputational damage and investigation and defense costs, which may arise even without a formal government prosecution. The penalties for individuals can be even more severe, including substantial fines and imprisonment.

4.	Policy Overview

KACALP strictly prohibits bribery or other improper payments in any of its business operations. This prohibition applies to all business activities, anywhere in the world, whether they involve government officials or are wholly commercial. A bribe or other improper payment to secure a business advantage is never acceptable and can expose employees and KACALP to possible criminal prosecution, reputational harm or other serious consequences.

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This Policy is not limited to Access Persons, but rather applies to everyone employed by or otherwise acting on behalf of KACALP, including all officers, employees and agents or other intermediaries acting on KACALP's behalf. Each officer and employee of KACALP has a responsibility and obligation to conduct KACALP's business activities ethically and in compliance with the law. Failure to do so may result in disciplinary action, up to and including termination of employment.

Improper payments prohibited by this policy include the following:

•	Bribes and kickbacks
•	Gifts or entertainment or other business promotional activities
•	Covering or reimbursing an official's expenses
•	Offers of employment or other benefits to a family member or friend of a foreign official
•	Political party and candidate contributions
•	Charitable contributions and sponsorships
•	Any other payment made or offered to obtain an undue businessadvantage.

These payments should not be confused with reasonable and limited expenditures for gifts, business entertainment and other legitimate activities directly related to the conduct of KACALP's business. The CCO has overall responsibility for the program, supported by Senior Management. The GC is responsible for giving advice on the interpretation and application of this Policy, supporting training and education, and responding to reported concerns.

Other less obvious items of value provided to a foreign official can also violate the FCPA. Examples include in-kind contributions, investment opportunities, stock options or positions in joint ventures, internships to family members, friends or associates of foreign officials (whether paid or unpaid), and favorable or steered subcontracts. The prohibition applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate.

D.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence (or appear to influence) their decision-making or make them feel beholden to a person or firm. Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the employee.

Gifts. No employee may receive any gift, service, or other things of more than a $150.00 value per year from any person or entity that does business with or on behalf of KACALP without the pre-approval of Compliance. No employee may give or offer any gift of more than $150.00 value per year to any existing clients, prospective clients, or any entity that does business with or on behalf of

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the adviser without pre-approval by Compliance. Compliance will maintain a gift log of all gifts over $150.00 given or received from or by any KACALP employees. The gift log will include employee name, type of gift, dollar amount of gift, and sender of the gift.

•	Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KACALP without approval from Compliance.

•	Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KACALP.

E.	Charitable Contributions

Any employee seeking to sponsor or participate in a charity fundraiser or other charitable event, or otherwise making any monetary or in-kind contribution to such event or charity, at the request of a client, prospective client, vendor, or other potential business partner must obtain the prior approval of his/her direct supervisor and the GC or CCO. Employees are prohibited from soliciting charitable contributions from clients, prospective clients, or business partners without prior approval from the same.

Further, any contribution made through a KACALP management company requires the prior approval of KACALP’s executive management team (i.e. the COO or CEO) in addition to the GC or CCO.

F.	Political Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. KACALP prohibits its supervised persons from considering KACALP’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

a.	Political Contributions by Employees: The SEC has adopted a “pay-to-play” anti- fraud rule for advisers. The rule prohibits advisers from seeking to influence the award of advisory contracts by a “government entity” (e.g., public pension plans) through political contributions to or for those officials who are in a position to influence the awards.

There are three major aspects to this rule:

•	A two-year time out. The two-year “time-out” prohibits an adviser from receiving compensation from a government entity for two years after the adviser or its covered associate makes a political contribution to a covered official of the government entity that is in a position to influence the award of the advisory business.
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•	The adviser is prohibited from paying third-party solicitor, placement agents, and other consultants to solicit government entities for advisory business.

•	The adviser and its covered associates are prohibited from coordinating (or soliciting any person or PAC to make) any: (1) contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (2) payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a government entity.

b.	General Prohibition: All employees (and their immediate family members) are prohibited from making any contributions or gifts to, or soliciting or coordinate any contributions or gifts for, any of the following:

•	Any incumbent US state or local officeholder (including one who is a candidate for federal office);
•	Any candidate or elections winner for US state or local office;
•	Any staff member or employee of a US public pension fund, or any elected or appointed trustee, fiduciary, or other official whose official duties involve responsibility for such a fund; and
•	KACALP’s facilities, personnel, equipment or other corporate resources and funds, may not be used in connection with any national, federal, state or local election or other political activities.

c.	Permissible Contributions: Political contributions to US federal officeholders and candidates that fall outside of the following exemptions will require pre-clearance from Compliance:

•	If you are entitled to vote for the federal government official or candidate, you may contribute $350 or less to the official, per election (no pre-clearance required);
•	If you are not entitled to vote for the federal government official or candidate, you may contribute $150 or less to the official, per election (no pre-clearance required);
•	Any political contributions outside of the above parameters require pre-clearance; and
•	Donations to Political Action Committees (PACs) are permissible subject to the pre- clearance thresholds, unless the donation is a means to circumvent what the policy prohibits directly (e.g., contributions earmarked or known to benefit a particular political official). See General Prohibition above.

As a side note, political contributions to national parties (e.g., Democratic National Party, Republication National Party) are not subject to the above rules on dollar value limits and pre-clearance.

d.	Reporting:

All employees are required to report the political contributions made by themselves and

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their immediate family members, including any not subject to the pre-clearance requirements, on a quarterly and annual basis to Compliance via the quarterly and annual Code of Ethics Certification process.

Immediate family means any partner sharing the same household, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

e.	Lobbying:

KACALP recognizes that its employees may wish to participate, on a personal basis, in Lobbying Activity (as described below). Many jurisdictions have laws requiring registration and reporting by lobbyists and in some cases, also by the lobbyist’s employer.

Lobbying Activity generally includes attempts to influence the passage, or defeat of, pending legislation. In the US, the government and many states, however, have extended the definition of Lobbying Activity to cover efforts to influence formal rulemaking by executive branch agencies (legislative lobbying and such regulatory lobbying collectively referred as “Traditional Lobbying”) or other official actions of agencies, including the decision to enter into a contract or other financial arrangements (Procurement Lobbying). “Grassroots” activity (involving communication with the public or a segment of the public, encouraging them to call their representative or another public official for the purpose of influencing the passage or rejection of legislation or a rulemaking) is in many cases also considered Lobbying Activity.

While KACALP employees generally may use their own resources to seek to influence legislation, rulemaking or otherwise participated in Lobbying Activity on a personal basis, no employee may engage in lobbying activities on behalf of KACALP except with prior approval of Legal and Compliance. For example, KACALP employees must consult with Legal and Compliance before scheduling meetings with personnel of any governmental agencies or pension plans of public agencies in connection with any opportunities for new or additional business in order to ensure compliance with the laws restricting Procurement Lobbying.

If it is determined that an employee must register as a lobbyist in order to comply with applicable law when conducting Lobbying Activity (including Procurement Lobbying) on behalf of KACALP, that employee will be registered as required and may become subject to reporting obligations, restrictions on making political contribution or providing gifts and entertainment, and possibly training requirements, depending on the applicable law.

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